Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-49305, No. 33-54455, No. 333-04435, No. 333-57095, No. 333-86801, No. 333-41408, No. 333-86280, No. 333-105622, No. 333-134887, No. 333-162747, No. 333-171616, and No. 333-175350) and Form S-3 (No. 333-180023) of Humana Inc. of our report dated February 18, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the reclassifications of business segments as discussed in Note 2, as to which the date is August 10, 2015, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.
/s/ PricewaterhouseCoopers LLP
Louisville, Kentucky
August 10, 2015